UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 6, 2006
Atlantic Coast Entertainment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-110484	54-2131349

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Sands Hotel & Casino Indiana Avenue and Brighton Park, 9th Floor Atlantic City, New Jersey	08401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (609) 441-4633
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1: NOTICE TO HOLDERS OF 3% NOTES

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On September 6, 2006, the holders of a majority of the aggregate principal amount of the 3% Notes due 2008 (the “3% Notes”), issued by Atlantic Coast Entertainment Holdings, Inc. (“Atlantic”), a Delaware corporation, delivered a demand payment notice (the “Demand Payment Notice”), to Atlantic, pursuant to the terms of the indenture (the “Indenture”), dated as of July 22, 2004, between Atlantic, as issuer, ACE Gaming, LLC, as guarantor, and Wells Fargo Bank, National Association (the “Trustee”), as trustee. Under the Indenture, upon receipt of the Demand Payment Notice, all outstanding 3% Notes for all purposes ceased to be outstanding, were discharged, and all principal and accrued interest thereon was extinguished. Following the delivery of such notice, the outstanding 3% Notes solely represent the right of the holder of such Notes to receive 65.90909 shares of common stock, par value $0.01 per share (the “Atlantic Common Stock”) of Atlantic, for each $1,000 of principal amount of 3% Notes. No interest is due or will be paid on the 3% Notes. Affiliates of Carl C. Icahn, which own an aggregate principal amount of approximately $35.1 million of 3% Notes, have surrendered such 3% Notes for 2,314,990 shares of Atlantic Common Stock, representing approximately 23.1% of the outstanding Atlantic Common Stock on a fully diluted basis.
In order to receive shares of Atlantic Common Stock, holders of 3% Notes must surrender their Notes to the Trustee pursuant to the terms of the Indenture.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1*      Atlantic Coast Entertainment Holdings, Inc. Notice to Holders of 3% Notes.
*Filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
Dated: September 11, 2006	By:	/s/ Denise Barton
		Name:	Denise Barton
		Title:	Vice President, Chief Financial Officer, and Principal Accounting Officer